Exhibit 99.1

NEWS RELEASE
800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
David Neurohr	Max Kuniansky
Director, External Communications	Executive Director, Investor Relations and Corporate Communications
Phone: (724) 838-6020
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: dneuroh@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Announces Interim Results and

Amendment of Cash Tender Offer for Debt Securities

GREENSBURG, Pa., August 24, 2009 – Allegheny Energy Supply Company, LLC (“AE Supply”), the power generation business of Allegheny Energy, Inc. (NYSE: AYE), announced interim results for its previously announced cash tender offer for up to $220,000,000 aggregate principal amount of its debt securities specified in the Offer to Purchase dated August 10, 2009 (the “Offer to Purchase”), and an amendment to the terms of such tender offer. The tender offer is amended to increase the Aggregate Maximum Tender Amount (as defined in the Offer to Purchase) of the debt securities subject to the tender offer from $220,000,000 to $260,000,000.

All other terms and conditions of the tender offer remain unchanged. The full terms and conditions of the tender offer are set forth in the Offer to Purchase and related Letter of Transmittal, as amended by this press release.

AE Supply also announced that, according to information provided by Global Bondholder Services Corporation (“Global Bondholder Services”), the depositary and information agent for the tender offer, an aggregate principal amount of the debt securities totaling approximately $240 million as listed below were validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on August 21, 2009. Also, withdrawal rights for debt securities tendered in the tender offer terminated at 5:00 p.m., New York City time, on August 21, 2009.

The amount of each series of debt securities purchased in the tender offer will be determined in accordance with the priorities and maximum tender amounts identified in the column “Acceptance Priority Level and Maximum Tender Amount” in the table below. The tender offer is scheduled to expire at midnight, New York City time, on September 4, 2009, unless extended by AE Supply.

NOTES SUBJECT TO THE TENDER OFFER

The following table provides the estimated approximate aggregate principal amount validly tendered and not validly withdrawn for each series of debt securities subject to the tender offer as of 5:00 p.m., New York City time, on August 21, 2009.

CUSIP Number(s)	Title of Security	Acceptance Priority Level	Maximum Tender Amount	Amount Tendered as of August 21, 2009
017363AE2 & U01668AC3	8.25% Notes due 2012	1	$160,000,000	$146,846,000
017363AD4	7.80% Notes due 2011	2	$100,000,000	$93,413,000

This release is neither an offer to purchase nor a solicitation for acceptance of the tender offer. The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Letter of Transmittal, as amended by this press release. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from Global Bondholder Services, at 866-470- 3900 (US toll-free) and 212-430-3774 (collect). Persons with questions regarding the tender offer should contact the lead dealer manager, J.P. Morgan Securities Inc., at (866) 834-4666 (toll free) or (212) 834-3424 (collect), or Global Bondholder Services.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and delivers low-cost, reliable electric service to approximately 1.6 million customers in Pennsylvania, West Virginia, Maryland, and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: rate regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; capacity purchase commitments; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: plant performance and unplanned outages; changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in customer switching behavior and their resulting effects on existing and future load requirements; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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